Putnam Tax AMT-Free Insured Municipal Fund
Semi annual Report, 1/31/05



Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A
For the period ended January 31, 2005 Putnam Management has assumed $8,381 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 5).

72DD1 (000s omitted)		Class A		5,019
				Class B	 	1,059
				Class C	   	  131

72DD2 (000s omitted)		Class M	  	19

73A1				Class A		0.263244
				Class B		0.213873
				Class C		0.202666

73A2				Class M		0.240973

74U1	(000s omitted)		Class A	 	18,853
				Class B	 	 6,703
				Class C	    	   631

74U2	(000s omitted)		Class M	  	    77


74V1				Class A		15.22
				Class B		15.24
				Class C		15.24

74V2				Class M		15.26